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                                                                   EXHIBIT 10.24


                     EXCLUSIVE SOFTWARE LICENSING AGREEMENT

        This Exclusive Software Licensing Agreement (the "Agreement") made as of the 30th day of June, 1997 is by and between Therapeutic Systems Research Laboratories "("TSRL"), a Michigan corporation, (the "Licensor") with its principal place of business at 540 Avis Drive, Suite A, Ann Arbor, Michigan 48108, and Simulations Plus, Inc., a California Corporation, with its principal place of business at 40015 Sierra Highway, Suite B110, Palmdale, California 93550, (the "Licensee").

                                   WITNESSETH

        WHEREAS, subject only to those exceptions disclosed in this Agreement, Licensor owns all right, title, and interest in and to certain computer software based technologies (the "Software Technology"), and certain biological databases (the "Databases") the functional specifications for which are set forth in Exhibit A attached hereto;

        WHEREAS, Licensor desires to license the Software Technology and Databases exclusively to Licensee, and Licensee desires to acquire a license to the Software Technology and Databases, in accordance with the terms and conditions of this Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee, intended to be legally bound, hereby agree as follows:


SECTION 1.
DEFINITIONS

                SOFTWARE TECHNOLOGY. "Software Technology" means the computer program for gastrointestinal tract absorption prediction referred to as "Gastro" (as defined in Exhibit A) licensed by Simulations Plus, Inc. and includes: (i) source code form of the computer Software "Gastro" in all forms, including machine-readable, visually-perceptible or otherwise; (ii) all associated documentation, manuals and other printed or visually-perceptible materials describing the use or design of the Software Technology; (iii) any revisions or updates provided by Licensor to Licensee pursuant to the terms of this Agreement; and (iv) any additional computer programs as the parties may from time to time designate in writing. Modifications, enhancements and/or any software, technology or other programs derived from the Software Technology for the purpose of gastrointestinal tract absorption prediction shall be jointly owned by the Licensee and Licensor following termination as discussed in Sections 6 and 19 herein.

                DATABASES. "Databases" means the experimentally derived Effective Permeabilities (Peff), determined for a set of proprietary and non-proprietary drugs (as defined in Exhibit A) by performing plug flow and mixing tank drug absorption experiments on the following species: human, rat, dog, and rabbit.


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                ACCEPTANCE DATE. "Acceptance Date" means the date upon which the
Licensor receives from the Licensee the Acceptance Notice pursuant to Section 16 and the License Fee pursuant to Section 10.1.

SECTION 2.
CONVEYANCE OF RIGHTS

                2.1 Subject to the following terms and conditions, Licensor, effective as of the Acceptance Date, grants to Licensee a nontransferable, exclusive license to use the Software Technology and Databases on any and all of Licensee's computer systems, whether owned, leased, rented or otherwise under the control of Licensee. The term "use" shall mean the right to copy or utilize all or any portion of the Software Technology and Databases.

                2.2 Licensee shall have the right to adapt the Software Technology and Databases, in machine-readable form, for its own use and merge it into other program material to form a composite work. Licensee shall have the right to modify the Software Technology after the Acceptance Date and subject to the terms and conditions set forth in Section 6, infra. Upon termination or discontinuance of the license as discussed in Section 19, infra, Licensee shall completely remove the Software Technology and Databases from its computer systems and shall discontinue use of the Software Technology and Databases. Upon any termination of the license grant under this Agreement, Licensee shall return to Licensor (or, at Licensor's option, destroy and certify in writing to Licensor that it has destroyed) the original and all copies of the Software Technology and Databases. Following the Acceptance Date and thereafter for so long as this Agreement remains in effect, Licensor shall work exclusively with Licensee to develop absorption prediction software.

                2.3 Licensee shall have the right, after the Acceptance Date, to copy, in whole or in part, the Software Technology and Databases and shall be permitted to make as many copies of the Software Technology and Databases as it deems necessary. The original and any copies of the Software Technology and Databases, in whole or in part, shall at all times be the joint property of the Licensee and Licensor together. Each copy of the Software Technology shall so state in the following language:

                       This copy of the Gastro program is
                       the property of Simulations Plus
                       Inc. and TSRL and is protected
                       under the copyright, trade secret
                       and confidentiality laws of the
                       United States and Canada.

                Licensee shall keep a record of each copy made, where such copy is located and in whose custody it is.

SECTION 3.
DELIVERY OF PHYSICAL OBJECTS


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                Licensor, on or before July 31, 1997, shall deliver to Licensee
(1) a master copy of the Software Technology in source code and executable form and Databases in machine readable form (spreadsheet or database), which shall be in a form suitable for copying; and (2) all system and user documentation pertaining to the Software Technology and Databases, including design or development specifications, technical papers, presentations, error reports, and related correspondence and memoranda.


SECTION 4.
REPRESENTATIONS AND WARRANTIES OF LICENSOR

                4.1 Licensor represents and warrants to Licensee that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and it has the corporate power and is authorized under its Articles of Incorporation and its Bylaws to carry on its business as now conducted;

                4.2 Licensor represents and warrants to Licensee that it has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder;

                4.3 Licensor represents and warrants to Licensee that the execution of this Agreement will not result in any violation or default of or conflict with: (i) Licensor's Articles of Incorporation or Bylaws; (ii) the provisions of any other agreement to which it is a party or to which it is bound; or (iii) any law, judgment, or regulation of any governmental authority;

                4.4 Licensor represents and warrants to Licensee that there are no persons who are entitled to any notice of the transaction contemplated hereunder or whose consent is required for the consummation of the transaction contemplated hereunder;

                4.5 Licensor represents and warrants to the Licensee that Licensee shall receive, pursuant to this Agreement, as of the effective date of this Agreement, an exclusive license in the Software Technology and Databases;

                4.6 Licensor represents and warrants to Licensee that, to Licensor's knowledge (i) the Software Technology and Databases do not infringe any patent, copyright, or trade secret of any third party; (ii) the Software Technology and Databases are fully eligible for protection under applicable copyright law and have not been forfeited to the public domain (except for the databases of effective permeability that were developed by government funding mechanisms and are considered to be public information); and (iii) the source code and system specifications for the Software Technology have been maintained in confidence;

                4.7 Licensor represents and warrants to Licensee that there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software Technology and Databases by any independent salesperson, distributor or other remarketer or sales organization which would interfere with the execution of this Agreement;


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                4.8     Licensor represents and warrants to Licensee that it has
not granted any rights in the Software Technology and Databases to third parties which rights would interfere with Licensee's exclusive license to the Software Technology and Databases pursuant to this Agreement.

SECTION 5.
REPRESENTATIONS AND WARRANTIES OF LICENSEE

                5.1 Licensee represents and warrants to Licensor that it is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and it has the corporate power and is authorized under its Articles of Incorporation and its Bylaws to carry on its business as now conducted;

                5.2 Licensee represents and warrants to Licensor that it has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder;

                5.3 Licensee represents and warrants to Licensor that the execution of this Agreement will not result in any violation or default of or conflict with: (i) Licensee's Articles of Incorporation or Bylaws; (ii) the provisions of any other agreement to which it is a party or to which it is bound; or (iii) any law, judgment, or regulation of any governmental authority; and

                5.4 Licensee represents and warrants to Licensor that there are no persons who are entitled to any notice of the transaction contemplated hereunder or whose consent is required for the consummation of the transaction contemplated hereunder.


SECTION 6.
OWNERSHIP OF MODIFICATIONS TO THE SOFTWARE TECHNOLOGY

                After the Acceptance Date, Licensee may modify, enhance and otherwise change the Software Technology without the prior written consent of Licensor. Licensee agrees that a modification or enhancement of the Software Technology developed by Licensee, with or without the advice or support of Licensor, whether or not developed in conjunction with Licensor shall jointly be the property of Licensee and Licensor who, subject to the provisions of Sections 16 and 19, shall thereafter own all right, title and interest to any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented for the purposes of gastrointestinal tract absorption prediction, relating in any way to the Software Technology. This Section shall survive termination of this Agreement.

SECTION 7.
WARRANTY

                7.1 Licensor represents and warrants to Licensee that the Software Technology


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and Databases provided by Licensor to Licensee conform in all material respects to the functional specifications set forth in Exhibit A.

                7.2 Among the remedies available to Licensee at law or in equity for breach of the foregoing warranties, Licensee can require Licensor to correct any material nonconformance to such specifications within ten (10) days of Licensor receiving notice from Licensee. Licensor shall not be liable to Licensee for any direct, incidental, consequential or other damages and expenses suffered by Licensee as a result of any breach of this Warranty by Licensor.

                7.3 Except as expressly provided in Section 13 of this Agreement, Licensor shall not be responsible to Licensee for, or have any duty to conduct or perform, any training or instruction; pre-sale or post-sale marketing support; any licensing, sublicensing, leasing, or distribution; or any modification, correction, updating, enhancement or technical support of the Software Technology and Databases.

                7.4 Licensor shall have no obligation to make repairs or replacements to the Software Technology or Databases except as provided in
Section 7.2., and Section 13.2

SECTION 8.
CONFIDENTIALITY

                8.1 Each of Licensor and Licensee shall hold in confidence and not at any time disclose (except on a confidential basis to their employees who need to know and who have signed a confidentiality agreement) all Proprietary Information received from the other party in the same manner and to the same extent as it holds in confidence its own Proprietary Information, and shall not use any such Proprietary Information except for the purposes contemplated by this Agreement. As used in this Agreement, "Proprietary Information" shall mean all confidential and proprietary information, including but without limitation, components, drawings, data, plans, programs, specifications, techniques, processes, algorithms, inventions or other information or material owned, possessed or used by either Licensor or Licensee which is at any time so designated by such party in writing, whether by letter or by the use of a proprietary stamp or legend, prior to the time any such Proprietary Information is disclosed to the other party. In addition, information which is orally disclosed to the other party shall constitute Proprietary Information if identified as such at such time and if within ten
(10) days after such disclosure the disclosing party delivers to the receiving party a written document describing such Proprietary Information and referencing the place and date of such oral disclosure and the name of the employees of the party to whom such disclosure was made.

                8.2 Licensee shall take all reasonable steps to safeguard the Software Technology and Databases so as to insure that no unauthorized person shall have access to them, and that no persons authorized to have access shall make any unauthorized copy. Licensee shall promptly report to Licensor any unauthorized disclosure or any use of the Software Technology and Databases of which it becomes aware and shall take such further steps as reasonably may be requested by Licensor to prevent unauthorized use thereof.


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                8.3     Notwithstanding the obligations herein, the obligations
herein shall not be applicable to information which: (i) was in the possession of the receiving party free of any obligation of confidence or was in the public domain at the time the furnishing party communicated it to the receiving party, through no fault of the receiving party; (ii) was rightfully communicated to the receiving party free of any obligation of confidence or entered the public domain subsequent to the time the furnishing party communicated it to the receiving party, through no fault of the receiving party; (iii) was developed by employees or agents of the receiving party independently and without knowledge of, or access to, any information which the furnishing party has disclosed in confidence to the receiving party or to any third party, provided that the receiving party shall have the burden of so establishing; (iv) is released from confidential treatment by written consent of the disclosing party; (v) is disclosed to the receiving party by a third party with the legal right to do so; or (vi) is required to be disclosed pursuant to any legal proceeding.

SECTION 9.
ASSIGNMENT

                Neither this Agreement nor any rights or licenses granted hereunder may be assigned or delegated without the written consent of Licensor and Licensee. This Agreement further provides that any assignee or transferee of rights or obligations under this Agreement must agree in writing to be bound by all of the terms of this Agreement and any incidental agreements entered into by the parties in furtherance of this Agreement. The Agreement shall inure to the benefit of and be binding upon any permitted successors or assigned of the parties.


SECTION 10.
PAYMENT

                10.1 In consideration of the transfer of complete rights to the Software Technology and Databases granted pursuant to this Agreement, Licensee shall pay to Licensor a license fee (the "License Fee") of $75,000.00, payable in full on or before September 30, 1997. (The failure of Licensee to pay the License Fee in full on or before that date shall, for all purposes, be deemed a rejection by the Licensee of the Software Technology and Databases under Section 16 and a termination of this Agreement under Section 19.

                10.2 Additionally, Licensee shall pay to Licensor a royalty (the "Royalty"), equal to twenty percent (20%) of the net revenues received by the Licensee (e.g., gross revenues less returns, discounts and allowances, determined in accordance with generally accepted accounting principles), from the licensing, sale or other distribution of the Software Technology or the Databases. For the period beginning on the date of this Agreement and ending on August 31, 1999, the Royalty will be payable on the basis of actual net revenues and will not be subject to any minimum payment. If this Agreement continues in effect as of September 1, 1999 or as of any September 1st thereafter, then, for the 12-month period beginning on each such September 1st, the Royalty will be equal to 20% of the actual net revenues received by the Licensee during such 12-month period but in no event less than $50,000 per year. The Royalty will be computed on a quarterly basis, with the Royalty for each quarter payable in full not later than 45 days following the


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close of that quarter. If, as of the last quarter of any 12-month period to which the $50,000 minimum applies, the cumulative Royalties paid with respect to that 12-month period are less than $50,000, then the payment for the last quarter of that 12-month period shall include the amount required in order to satisfy the minimum Royalty for such 12-month period. The Licensee shall include with each payment of the Royalty a detailed accounting of the licenses, sales and other distributors of the Software Technology and Databases during the calendar quarter for which that payment is being made, identifying the licensee/purchasers of the Software Technology and Databases and the amounts paid by such licensees/purchasers. Any installment of the Royalty not paid on or before its due date will bear interest at the prevailing prime rate (as reported in the Wall Street Journal) from the due date to the date of payment.


SECTION 11.
PAYMENT: TAXES

                All license fee and royalty amounts payable pursuant to this Agreement are exclusive of all federal, state, local and municipal or other excise, sales, use, property or similar taxes and fees (but not any tax measured by income of the Licensor), now in force or enacted in the future, and all such taxes and fees shall be paid by Licensee. Licensee shall obtain and provide Licensor with any certificate of exemption or similar document required to exempt any transaction under this Agreement from sales tax, use tax or other tax liability.

SECTION 12.
RECORDS AND AUDIT

                Licensee shall maintain complete and accurate records relating to the net revenues received by Licensee for the Software Technology and Databases. Such records shall include information sufficient to determine the royalties due to Licensor. Licensee agrees to allow Licensor's licensed certified accountants to audit Licensee's records pertaining to the Software Technology and Databases and verify the accuracy of the royalties due to Licensor. Any such audit shall be permitted by Licensee within twenty (20) days of Licensee's receipt of Licensor's written request to audit. Such audit shall be conducted during normal business hours at a time mutually agreed upon by Licensee and Licensor. Licensee's accounting information shall be kept confidential by the auditors, and Licensee may require that Licensor's accountants enter into a written confidentiality agreement reasonably acceptable to Licensee. Such audits will not exceed one (1) per twelve (12) month period. In the event that Licensee does not agree with the results of the audit performed by Licensor's licensed certified accountant, then Licensor and Licensee will mutually choose an independent third party licensed certified accountant who will audit Licensee's records relating to the net revenues received by Licensee. The determination of that third party certified accountant shall be conclusive and binding upon the Licensor and the Licensee. If it is determined that there was no underpayment by the Licensee of the Royalty for the period subject to the audit, the Licensor shall bear the entire expense of its certified accountant and, if applicable, the Licensee's certified accountant and the third party certified accountant. If it is determined that there was an underpayment of the Royalty for the period subject to the audit but that the underpayment was equal to or less than five percent (5%) of the total Royalty which should have


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been paid for such period, then each party shall be responsible for the cost of its own certified accountant and the cost of the third party certified accountant shall be borne in equal shares by the Licensor and the Licensee. If it is determined that there was an underpayment of the Royalty for the period subject to the audit and if such underpayment was more than five percent (5%) of the total Royalty which should have been paid for such period, then the Licensee shall be responsible for the cost of its certified accountant, the Licensor's certified accountant, and, if applicable, the third party certified accountant.


SECTION 13.
DELIVERY, INSTALLATION AND SUPPORT

                13.1 TECHNICAL SUPPORT. Licensor will deliver and provide installation instructions for the Software Technology and Databases with the program documentation at a time mutually agreed upon by the parties. Licensor will provide technical support to Licensee relating to the development of the Software Technology and Databases on the following basis: Licensor will provide a maximum of fifteen (15) hours of non-compensated technical (non-programming) support per month, including support in developing representative customer databases, for as long as this Agreement is in effect. Additional technical support provided by Licensor to Licensee will be mutually agreed upon by the parties and Licensee will compensate Licensor for any technical support provided to Licensee in excess of fifteen hours per month. Licensee may carry over unused technical support time to another month upon mutual agreement with Licensor. The amount of compensation to be paid by Licensee to Licensor for technical support will be at the normal rate charged to Licensor's other clients during the previous twelve months.

                13.2 LICENSOR MAINTENANCE SUPPORT. Licensor agrees to provide maintenance support for the Software Technology and Databases. All revisions, updates, maintenance and support of the Software Technology and Databases shall be provided to Licensee when such products or services are available.

                13.3 LICENSEE MAINTENANCE SUPPORT. Licensee agrees to provide maintenance support for the Software Technology. Licensee agrees to provide programming, project management, debugging, and other related services to Licensor when such products or services are available.

                13.4 MARKETING AND CONSULTING SERVICES. (a) Licensor will provide reasonable assistance at mutually agreeable times and places in creating worldwide visibility at national and international symposia and one on one visibility with leaders within major pharmaceutical companies. Licensor will provide scientific after-market support, consulting and other related services to Licensee at mutually agreeable times.

                (b) Licensee agrees to provide advertising and distribution for the Software Technology. Licensee agrees to perform field research to assess customer acceptance and future demand.


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                13.5    EXPENSE REIMBURSEMENT. Licensee will reimburse Licensor
for all out-of-pocket expenses reasonably incurred by the Licensor and its personnel, and approved in advance by Licensee, in providing the technical support, maintenance support and marketing support and consulting services described in Section 13.1, 13.2, and 13.4. Such reimbursement shall be in addition to the specified compensation in those sections for services rendered.


SECTION 14.
RIGHTS TO ABSORPTION DATABASES

                14.1 Following the Acceptance Date and thereafter for so long as this Agreement remains in effect, Licensee shall have unlimited access to the Databases developed by Licensor and Dr. Amidon. Licensee and Licensor will have the right to further develop the Databases, with Licensee compensating Licensor at a rate to be mutually agreed upon by the parties for any further development by Licensor.

                14.2 Licensee shall have unlimited access to data and information from the Databases which is in the public domain or otherwise discoverable under the Freedom of Information Act or any similar provision of any Federal or state law, statute or regulation. This Section shall survive termination of this Agreement.

                14.3 Following the Acceptance Date and thereafter for so long as this Agreement remains in effect, Licensee shall have unlimited access to information from the Databases which is proprietary to Licensor and Licensor's right to the Databases is limited to use for internal purposes only, including in conjunction with Licensor's client-related projects, and shall not be licensed, transferred, or otherwise conveyed to any other party.


SECTION 15.
RISK OF LOSS

                If the Software Technology and Databases or any documentation relating to the Software Technology and Databases is lost or damaged during shipment, Licensor shall replace that which is lost or damaged, together with necessary program storage media at no additional charge, to Licensee. If the Software Technology and Databases is lost or damaged while in possession of Licensee, Licensor will replace it and the Licensee will reimburse the Licensor for all costs incurred by Licensor in providing that replacement.


SECTION 16.
INSTALLATION AND ACCEPTANCE

                Licensor, on or before July 31, 1997, shall deliver to the Licensee the Software Technology, Databases and all related documentation and shall oversee the installation of the same onto the Licensee's computer system for purposes of testing. The Licensee shall thereupon


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have the right to test the Software Technology and the Databases from the period of that installation through September 30, 1997 to determine, in the discretion of the Licensee, if the Software Technology and the Databases will satisfy the Licensee's intended uses and expectations. The Licensor, at no cost to the Licensee, will provide timely responses to questions raised by the Licensee during this period and, if mutually agreed by the Licensor and Licensee, the Licensor will make modifications to the Software Technology and the Databases to conform to the Licensee's uses and expectations. If, during such period, the Licensee determines that the Software Technology and the Databases are satisfactory for its intended uses and expectations, then the Licensee shall deliver a written notice to the Licensor ("the Acceptance Notice") on or before September 30, 1997 and include with that Acceptance Notice a check for the License Fee as required in Section 10.1. If the Licensee delivers the Acceptance Notice and the check for the License Fee on or before such date, then this Agreement shall remain in effect, the Licensee may retain the copies of the Software Technology and the Databases delivered by the Licensor and the Licensor and the Licensee shall proceed with this Agreement in accordance with its terms. If the Licensee does not deliver such Acceptance Notice and such check for the License Fee by such date, then this Agreement shall automatically terminate, the Licensee shall immediately at its expense return to the Licensor the Software Technology and the Databases (including all copies or extracts thereof made by Licensee during the period of possession) and upon such return, except for the obligations of confidentiality contained in Section 8, all rights and obligations of the Licensor and the Licensee under this Agreement shall be null, void, and of no further effect. The Licensee expressly acknowledges that its rights to use, copy, adapt, modify, enhance or otherwise exploit the Software Technology and the Databases shall not arise and become effective unless and until the Licensee delivers the Acceptance Notice and the check for the License Fee on or before the date specified above.

SECTION 17.
INJUNCTIVE RELIEF

                Because unauthorized use of the Software Technology and Databases or dissemination of information regarding the Software Technology and Databases may substantially diminish the value of such materials and irreparably harm the parties, if either party is threatened with disclosure of the information covered by this Agreement or if either party breaches this Agreement, the potentially harmed or actually harmed party shall be entitled to equitable relief (including, but not limited to, injunctive relief without the need to post a bond therefor), in addition to other remedies afforded by the law.


SECTION 18.
ASSIGNMENT

                Except as hereinafter provided, neither Licensor nor Licensee shall have the right to assign this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Each party acknowledges that consent to an assignment may be withheld and shall be considered reasonable if, as a result of such assignment, a third party who or which is a competitor of the non-assigning party will be the assignee or an affiliate of the


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assignee. Each party acknowledges that the prohibition against assignments in this Section will apply not only to direct sales or assignments but also to indirect sales or assignments by reason of a merger of Licensor or Licensee into or with any other entity or a sale of substantially all of the assets or purchases a majority interest in the voting stock or otherwise assumes the business of the Licensor or Licensee. Any purported assignment not in accordance with this Section 18 shall be void and not merely voidable. When assigned as permitted herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties hereto.

SECTION 19.
TERMINATION


                19.1    This Agreement shall terminate as follows:

        19.1.1 This Agreement shall automatically terminate as of September 30, 1997 unless, on or prior to that date, the Licensee delivers to the Licensor the Acceptance Notice and the check for the License Fee as required in Section 16.1.

        19.1.2 The Licensee reserves the right to terminate this Agreement at any time upon written notice delivered to the Licensor, with such termination to be effective on the fifth business day following the date of delivery of such notice (or such later date as may be specified by the Licensee in such notice).

        19.1.3 If the Licensee breaches its obligation to pay any Royalty or other amount due to the Licensor under this Agreement on or before its due date and fails to remedy such breach within ten (10) days after written demand by the Licensor for payment, then the Licensor shall have the right, by delivery of written notice to the Licensee following the expiration of that 10-day period, to terminate this Agreement, effective immediately upon the date of delivery of such notice of termination. Acceptance of payment of such amount by Licensor prior to delivery of such notice shall constitute remedy of such breach.

        19.1.4 If either party breaches any material obligation under this Agreement (other than an obligation which is addressed in Section 19.1.3) and fails to remedy such breach within thirty (30) days after their written notice by the non-breaching party demanding such remedial action, then the non-breaching party shall have the right, by delivery of written notice at any time on or after the expiration of such 30-day period, to terminate this Agreement effective immediately upon the date of such notice of termination.

        19.1.5 If either party files a petition under chapter of the Bankruptcy Code, as amended, or for the appointment of a receiver, or if any involuntary petition in bankruptcy is filed against such party and said petition is not discharged with thirty (30) days, or if either party shall become insolvent or make a general assignment for the benefit of its creditors, or if the business or property of either party shall come into possession of its creditors or of a governmental agency or of a receiver, or if any proceedings supplementary to judgment shall be commenced against wither


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party, or if any judgment against either party, not fully bonded shall remain unpaid in whole or in part for at least five (5) days after entry thereof, then, in any case, the other party may at its option terminate this Agreement.

                19.2 Upon termination of this Agreement, the following shall apply:

        19.2.1 Upon termination of this Agreement, except for termination as a result of breach by Licensor, Licensee shall promptly return to Licensor, at Licensee's sole cost and expense, in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted, all elements which comprise the Software Technology, including, without limitation, all documentation and other information delivered by Licensor to Licensee pursuant hereto, and all other documents, notes, and other materials specific to gastrointestinal absorption prediction, related to the Software Technology and Databases in Licensee's possession, together with written certification by an authorized officer of Licensee that the original and all copies of the Software Technology and Databases, including any unauthorized copies, and other related materials in Licensee's possession, are no longer in use and have been returned to Licensor or destroyed.

        19.2.2 Licensee shall return to Licensor, at Licensee's sole cost and expense, in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted, all elements which comprise the Databases, including, without limitation, all documentation and other information delivered by Licensor to Licensee pursuant hereto, and all other documents, notes, and other materials specific to gastrointestinal tract absorption prediction and related to the Software Technology and Databases in Licensee's possession, together with written certification by an authorized officer of Licensee that the original and all copies of the Software Technology and Databases, including any unauthorized copies, and other related materials in Licensee's possession, are no longer in use and have been returned to Licensor or destroyed. Licensee shall not be responsible for returning those portions of the Databases that are in the public domain, or otherwise discoverable as described in Section 14.2, supra, or which the parties have mutually agreed will remain with the Licensee pursuant to a separate written agreement.

        19.2.3 Licensee shall immediately discontinue all development, marketing, licensing, sale or other distribution of the Software Technology or the Databases.

        19.2.4 Licensee shall immediately pay to the Licensor all Royalties and other amounts due to the Licensor under this Agreement for "net revenues" received by the Licensee prior to the effective date of termination. Licensee shall thereafter pay when and as due under the terms of this Agreement all Royalties payable to the Licensor for "net revenues" received by the Licensee from and after the termination of this Agreement. The Licensee shall pay to the Licensor when and as due under the terms of this Agreement any deficiency required to fund the minimum Royalty due under this Agreement for the 12-month period during which the termination of this Agreement occurred. For the 12-month period in which the term of the license terminates, the $50,000 minimum Royalty payable according to Section 10.2 will be proportionately adjusted, based upon the portion of the 12-month period during which the term of the license was in effect, based upon a 365-day year.

        19.2.5 If either party files petition under any chapter of the Bankruptcy Code, as amended, or for the appointment of a receiver, or if any involuntary petition in bankruptcy is filed against such party and said petition is not discharged within thirty (30) days, or if either party shall become insolvent or make a general assignment for the benefit of its creditors, or if the business or property of either party shall come into the possession of its creditors or of a governmental agency or of a receiver, or if any proceedings supplementary to judgment shall be commenced against either party, or if any judgment against either party, not fully bonded shall-remain unpaid in whole or in part for at least five (5) days after entry thereof, then, in any case, the other party may at its option terminate this Agreement.

SECTION 20.
REFORMATION, SEVERABILITY AND SURVIVAL

                The provisions of this Agreement have been negotiated by sophisticated parties with equal bargaining power and the parties agree that such provisions are fair, reasonable and necessary under the circumstances. The provisions set forth herein are intended as separate covenants and if any of these provisions should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law. If any one of such provisions is declared invalid for any reason whatsoever, and if any one of such provisions cannot be reformed as aforesaid, such ruling shall not affect the validity of the remainder of the provisions. The other provisions shall remain in effect as if the provisions had been executed without the invalid provisions. The parties hereby declare that they intend that the remaining provisions continue to be effective without any that have been declared invalid and not reformed as aforesaid.


SECTION 21.
GOVERNING LAW AND VENUE

                This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of California, without regard to choice of law or conflicts of law principles. Each of the parties hereto recognizes and hereby irrevocably consents to the exclusive jurisdiction over it or him, as the case may be, of the Federal District Court for the Central District of California or the Superior Court of California, County of Los Angeles, in connection with any action or proceeding (whether it be for contract or tort, at law or in equity, or otherwise) arising out of or relating in any way to this Agreement, or any other document relating hereto or delivered in connection with the transactions contemplated hereby.

SECTION 22.
REPRESENTATION BY COUNSEL

                Each party hereto represents and agrees with the others that it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorneys, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that each party is fully aware of the contents thereof and its meaning, intent and legal effect, and that its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.


SECTION 23.
NOTICES

                All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been delivered three business days after having been mailed in a general or branch U.S. post office and enclosed in a registered or certified post-paid envelope; one business day after having been sent by overnight courier; when telecopied on a business day, or otherwise on the next succeeding business day thereafter; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses the parties may have fixed by notice as provided herein:

                To the Licensor:      TSRL, Inc.
                                      540 Avis Drive - Suite A
                                      Ann Arbor, MI 48108

                With a copy to (not in lieu of notice to Licensor)
                                      James R.  Beuche
                                      Hooper, Hathaway, Price, Beuche, & Wallace
                                      126 South Main Street
                                      Ann Arbor, MI 48104

                To the Licensee:

                                      Simulations Plus, Inc.
                                      40015 Sierra Highway, Suite B110
                                      Palmdale, CA 93550
                      Attention:      Walter S.  Woltosz
                                      President
                      Telephone       805-266-9294
                      Facsimile       805-266-9394

                With a copy to (not in lieu of notice to Licensee)

                      Asher M.  Leids, Esq.
                      Susan H.  Tregub, Esq.

                      Donahue, Mesereau & Leids LLP
                      1900 Avenue of the Stars, Suite 2700
                      Los Angeles, CA 90067
                      Telephone     (310) 277-1441
                      Facsimile     (310) 277-2888


SECTION 24.
FEES AND COSTS

                Except as otherwise provided herein, in the event of any claim or controversy relating to this Agreement or the breach of this Agreement and any action or proceeding brought by Licensor or Licensee against the other (whether it be for contract or tort, at law or in equity, or otherwise) the substantially prevailing party in such action or proceeding will be entitled to recover from the other its costs and expenses incurred in taking or defending such action or proceeding, including the appeal of such action, and including reasonable fees of attorneys and other technical advisors.


SECTION 25.
CAPTIONS

                The captions used in this Agreement are solely for the convenience of the parties hereto and such captions do not constitute a part of this Agreement.


SECTION 26.
COUNTERPARTS

                This Agreement may be executed by the parties in two or more counterparts, each of which together shall constitute one and the same instrument.


SECTION 27.
ENTIRE AGREEMENT

                27.1 This Agreement sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

                27.2 This Agreement merges and supersedes all prior and contemporaneous agreements, assurances, representations, and communications between the parties hereto.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date shown above.

        Licensor                             Licensee




By:    /s/ Gordon L. Amidon          By:    /s/ Walter S. Woltosz
       ---------------------------          ----------------------------------
Title: Chairman, TSRL Inc.            Title: President, Simulations Plus, Inc.
       ---------------------------          ----------------------------------
Date:  July 7, 1997                  Date:  July 9, 1997

                                    EXHIBIT A

       Functional Specifications of the Software Technology and Databases

The Software Technology and Databases are more particularly described and identified as "Gastro" which can be identified according to the following models:

        1.